Exhibit 10.1

IA Global, Inc.

Term Sheet

October 11, 2006

1.

Parties - IA Global, Inc. and Australian Secured Financial Limited, all entities,including Australian Secured Investments Ltd and ADJ Services Pty Ltd. Australia registrations of ACN 120 340 507, ACN 090 730 886 and ACN 121 799 175 (“Acquiree”).

2.	Price -

Cash - US $250,000 at closing, US $125,000 90 days after closing, US $125,000 after 180 days.

Shares - 43,750,000 shares of IA Global, Inc. common stock based on the value of US $7,000,000 at $.16 per share US$

Total - US $7,500,000

3.	Percent ownership - 36% of Acquiree

4.	Management team - N/A

5.	Contract date - October 20, 2006.

6.	Close date -October 20, 2006.

7.	Type of transaction - equity investment.

8.

Stockholder’s rights agreement - N/A. We expect the Additional Share Listings to be made with AMEX by November 30, 2006 and the registration statements with the SEC in advance of February 28, 2007, in conjunction with other filings.

9.	Standard stock option program - N/A.

10.	Entry into standard management services agreement - N/A.

11.	Subject to -

Approval by IA Global majority shareholder and IA Global shareholders, in a special shareholder meeting, if required.

Approval by AMEX, if required.

Signing of contracts with appropriate representations and warranties by both parties.

12.	Acquiree to provide - as required.

This term sheet is binding upon signing of contracts regardless of the stock market that IA Global trades on.

IA Global, Inc.	Australian Secured Financial Limited

/s/ Mark Scott	/s/ John Margerison
Mark Scott, President	John Margerison, Director